                                                                      EXHIBIT 99


                   KEANE ANNOUNCES SHARE REPURCHASE PROGRAM


     BOSTON, May 27, 1999 - Keane, Inc. (AMEX: KEA) announced today that its Board of Directors, at its regularly scheduled meeting held on May 26, 1999, has authorized the Company to repurchase up to one million shares of its common stock over the next 12 months. The Company believes that its stock is significantly undervalued, and therefore the repurchase of common stock represents a highly attractive investment opportunity. The timing and amount of shares repurchased will be determined by the Company's management based on its evaluation of market and economic conditions. The Company reported that the repurchased shares will be used for the Company's stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes.

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $1 billion firm that helps companies plan, build and manage application software to achieve business advantage. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its core IT solutions. Keane's services include operations improvement consulting, e-solutions, customer relationship management (CRM), data warehousing, custom application development, and application outsourcing. These services are delivered through a network of more than 50 branch offices in North America and the United Kingdom. Information about Keane is available via www.keane.com or
                                                              -------------
via Shareholder Direct at 1-800-75-KEANE.

________________________________________________________________________________

This release contains a number of forward-looking statements concerning the company's current expectations as to future growth. Actual results may differ materially depending on the various factors set forth under the caption "Certain Factors That May Affect Future Results" in the company's annual report or Form 10-K for the year ended December 31, 1998, which important factors are incorporated herein by reference. Such factors include business conditions, the successful completion of software development or management projects, the availability of professional staff and various other factors which involve risk and uncertainty.